Exhibit 10.2

March 30, 2022

Dear Jandy:

We are delighted that you have agreed to enhance the contributions you will make with us.

In your role of Interim Chief Financial Officer, you will report to Alex Vetter, CEO. The effective date of this change will be April 1, 2022. Your annualized base compensation in this exempt position will remain $301,601.28 (salary effective April 1, 2022), and you will additionally receive a monthly salary enhancement bonus of $28,811 payable in the second payroll each month. This salary enhancement bonus shall be payable to you for nine months, or through December 31, 2022.

If a permanent Chief Financial Officer is hired in the period between April 1, 2022 and December 31, 2022, any unpaid salary enhancement bonus from this same period shall become payable to you in a lump sum, payable in the first payroll cycle following the Chief Financial Officer’s date of hire. If you remain in role beyond this period, the monthly salary enhancement will continue until the role is filled.

In addition to the salary enhancement bonus, you will receive a one-time cash bonus of $129,650 paid effective the first payroll following your start date in the position.

You are also eligible to receive a special equity grant in the amount of $111,050. This special RSU grant will have a one-year vesting period. The number of RSUs you receive will be rounded to the nearest whole share based on the closing price of Cars.com stock on the grant date. This grant is not official until it is formally authorized by the Compensation Committee of our Board of Directors in its sole discretion, which we anticipate being quickly following start date.

Combined, these compensation elements augment by $500,000 your current salary, STIP, and LTIP. Congratulations and thank you for your ongoing and continued contributions to the success of CARS.

D.V. Williams Chief HR Officer CARS